Exhibit 99.1

Provident Community Bancshares Reports Third Quarter Results

ROCK HILL, S.C.--(BUSINESS WIRE)--October 31, 2011--Provident Community Bancshares, Inc. (NASDAQ CM: PCBS) (the “Corporation”) recorded a net loss to common shareholders of $121,000 for the three months ended September 30, 2011 compared to a net loss to common shareholders of $3.4 million for the same period in 2010. The decrease in the loss in 2011 was primarily due to a reduction in the provision for loan losses, due to a net reduction in total loans of $8.3 million during the quarter and a reduction in loan charge-offs, along with a reduction in other than temporary impairment write-down on securities, offset by a decrease in the gain on the sale of investments. Net loss per common share was $0.07 (diluted) for the three months ended September 30, 2011, versus a net loss of $1.89 per common share (diluted) for the same period in 2010. The net loss to common shareholders for the nine months ended September 30, 2011 was $237,000, or $0.13 per share (diluted), compared to a net loss to common shareholders of $3.9 million or $2.18 per share (diluted), for the same period in 2010.

At September 30, 2011, assets totaled $384.9 million, a decrease of $23.8 million, or 5.8%, from $408.7 million at December 31, 2010. Starting in 2010 the Corporation implemented a program to shrink its balance sheet in order to increase its regulatory capital ratios. This shrinkage was accomplished with reductions in loans and was primarily funded with reductions in borrowings and higher cost deposits. Investment securities at September 30, 2011 increased $6.6 million, or 4.4%, to $155.1 million from $148.5 million at December 31, 2010. Fed funds sold at September 30, 2011 increased $13.3 million to $27.7 million from $14.5 million at December 31, 2010 as a result of sales and maturities of securities. Net loans receivable decreased $37.1 million, or 18.7%, to $161.8 million at September 30, 2011 as a result of lower demand and more stringent underwriting standards. Deposits decreased $22.6 million to $290.5 million at September 30, 2011 as a result of reductions in funding needs. FHLB advances and other borrowings decreased $4.7 million to $64.9 million at September 30, 2011 due primarily to the maturation of borrowings. Shareholders’ equity increased $2.8 million, or 27.1%, to $13.1 million at September 30, 2011 from $10.3 million at December 31, 2010 due primarily to a $2.7 million decrease in unrealized losses on securities available for sale.

Nonperforming loans, which are primarily loans secured by commercial real estate properties, were $17.0 million as of September 30, 2011, or 10.5% of total loans, as compared to $18.8 million at December 31, 2010, a decrease of $1.9 million. Real estate acquired through foreclosure decreased $1.5 million, to $9.1 million at September 30, 2011 from $10.6 million at December 31, 2010. Bad debt charge-offs, net of recoveries, were $3.5 million for the nine months ended September 30, 2011 compared to $5.8 million for the same period in 2010.

Dwight V. Neese, President and CEO, said “Our financial performance improved over the comparable periods for the previous year but was still affected by the continued decline in real estate values in the markets we serve. We reported lower loan charge-offs and provisions in the third quarter and we continue to be focused on reducing the level of our nonperforming assets in order to improve profitability. Our results reflect the positive outcome of proactive measures that were taken earlier to deal with uncertain market conditions. As a result, our capital ratios increased and higher underwriting standards and a profitable core banking operation contributed to an improved quarter. While we remain cautious, we see indications that the current credit crisis may have bottomed and may be beginning to stabilize. We also believe that we have aggressively identified and dealt with our problem loans and believe that the steps that we have taken with our loan review and risk management systems and technology improvements will enable us to better manage our loan portfolio.”

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2010, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and nine months ended September 30, 2011, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights

(Unaudited) ($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
Income Statement Data	2011	2010	2011	2010

Net interest income	$2,179	$2,203	$6,468	$6,391
Provision for loan losses	290	3,947	290	6,030
Net interest income (loss) after loan loss provision	1,889	(1,744)	6,178	361
Non-interest income	651	741	1,956	2,171
Net gain on sale of investments	419	619	697	1,824
Other-than-temporary-impairment on securities	(218)	(661)	(409)	(1,127)
OREO property write-downs/disposition expense	483	475	1,304	733
Non-interest expense	2,251	2,292	6,975	6,831
Expense (benefit) for income taxes	7	(548)	25	(793)
Net (loss) income	(1)	(3,263)	118	(3,542)
Accretion of preferred stock to redemption value	2	2	4	4
Preferred dividends accrued	118	118	351	351
Net loss to common shareholders	($121)	($3,383)	($237)	($3,897)
Loss per common share: basic	($0.07)	($1.89)	($0.13)	($2.18)
Loss per common share: diluted	($0.07)	($1.89)	($0.13)	($2.18)
Weighted Average Number of
Common Shares Outstanding
Basic	1,790,599	1,790,599	1,790,599	1,790,599
Diluted	1,790,599	1,790,599	1,790,599	1,790,599

Balance Sheet Data	At 9/30/11	At 12/31/10

Total assets	$384,879	$408,718
Cash and due from banks	36,583	24,865
Investment securities	155,054	148,469
Loans	165,989	206,275
Allowance for loan losses	4,183	7,379
Deposits	290,496	313,128
FHLB advances and other borrowings	64,865	69,528
Junior subordinated debentures	12,372	12,372
Total liabilities	371,825	398,449
Shareholders’ equity	13,054	10,269
Preferred shares outstanding	9,266	9,266
Common shares outstanding	1,790,599	1,790,599

Bank Regulatory Capital ratios:
Leverage ratio	6.38%	5.67%
Tier 1 capital ratio	11.46%	9.75%
Total risk-based capital ratio	12.72%	10.99%
Asset Quality
Non-performing loans	$16,960	$18,826
Troubled debt restructurings	7,725	5,667
Other real estate owned	9,099	10,618
Total non-performing assets	$33,784	$35,111

Percentage of non-performing loans to net loans	10.48%	9.46%
Percentage of non-performing assets to total assets	8.78%	8.59%
Allowance for loan losses to nonperforming loans	24.66%	39.20%
Allowance for loan losses to total loans	2.52%	3.58%

CONTACT:
Provident Community Bancshares, Inc.
Dwight V. Neese, 803-980-1863
President & Chief Executive Officer
dneese@providentonline.com